Exhibit 12


                       THE STANLEY WORKS AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS TO FIXED CHARGES
                            (in Millions of Dollars)


                                                             FIRST QUARTER
                                                             1997    1996
                                                            ------  ------


    Earnings before income taxes                             $58.7   $47.0

    Add:
         Portion of rents representative of
            interest factor                                    3.3     3.3
         Interest expense                                      5.5     7.5
         Amortization of capitalized interest                  0.1     0.1
                                                             -----   -----
    Income as adjusted                                       $67.6   $57.9
                                                             =====   =====
    Fixed charges:
         Interest expense                                     $5.5    $7.5
         Portion of rents representative of
            interest factor                                    3.3     3.3
                                                             -----   -----
    Fixed charges                                             $8.8   $10.8
                                                             =====   =====
    Ratio of earnings to fixed charges                        7.68    5.36
                                                             =====   =====